[EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA]

ALFRED AYENSU-GHARTEY

Vice President and

Associate General Counsel

(212) 314-2777

LAW DEPARTMENT

August 14, 2026

Equitable Financial Life Insurance Company of America

8501 IBM Drive, Suite 150

Charlotte, NC 28262-4333

Dear Sirs:

This opinion is furnished in connection with the filing by Equitable Financial Life Insurance Company of America (“Equitable America”) of the Form N-4 Registration Statement under the Securities Act of 1933. The Registration Statement covers an indefinite number of units of interest (“Units”).

The Units are purchased with contributions received under individual annuity contracts and certificates Equitable America offers under a group annuity contract (collectively, the “Certificates”). As described in the prospectus included in the Form N-4 Registration Statement, the Certificates are designed to provide for death benefits and retirement income benefits.

I have examined such corporate records of Equitable Financial Life Insurance Company of America and provisions of the Arizona Insurance Law as are relevant to authorization and issuance of the Certificates and such other documents and laws as I consider appropriate. On the basis of such examination, it is my opinion that:

1. Equitable America is a corporation duly organized and validly existing under the laws of the State of Arizona.

2. The Certificates (including any Units credited thereunder) have been duly authorized and when issued in accordance with applicable regulatory approvals represent validly issued and binding obligations of Equitable America.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Alfred Ayensu-Ghartey
Alfred Ayensu-Ghartey